Scudder Securities Trust
                                   Two International Place
                                   Boston, MA  02110
                                   September 18, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Scudder Financial Services Fund (the "Fund"), a series of Scudder Securities Trust (the "Trust") (Reg. No. 2-36238) (811-2021)
     Post-Effective Amendment No. 49 to Registration Statement on Form N-1A

Dear Mr. Grzeskiewicz:

     We are filing today through the EDGAR system, on behalf of the Trust, Post-Effective Amendment No. 49 to the Trust's Registration Statement on Form N-1A (the "Amendment"). The Amendment is filed pursuant to Rule 485(a) under the Securities Act of 1933 (the "1933 Act") and Rule 8b-16 under the Investment Company Act of 1940 for review and comment by the Staff of the Commission.

     The Amendment is being filed for the purpose of amending the Trust's Post-Effective Amendment No. 47 previously filed pursuant to Rule 485(a) under the 1933 Act on behalf of it's new series designated the Scudder Financial Services Fund.

     The Trust requests that this filing receive selective review in processing this Post-Effective Amendment. In addition, the Trust requests that the Commission declare this Post-Effective Amendment effective on September 30, 1997 pursuant to Rule 461(a) of the Securities Act of 1933. Mr. John Grzeskiewicz, of the Division of Investment Management, discussed this request during a telephone conversation with Allison First of Dechert Price & Rhoads and Robyn Reed of Scudder, Stevens & Clark, Inc. ("Scudder") on September 12, 1997, and tentatively indicated that the Staff would give favorable consideration to the request

     The format and disclosure set forth in the Prospectus and Statement of Additional Information sections entitled "Investment objective and policies," "Why invest in the Fund," "Additional information about policies and investments," "Distribution and performance information," "Transaction Information," "Fund Organization" and "Shareholder benefits," are substantially the same as previously reviewed in separate filings.

     A significant difference is the addition of disclosure that the Fund reserves the right without prior shareholder approval, in the future to pursue its investment objective by investing all of its investable assets in a separate
registered   investment  company  having  the  same  investment   objective  and
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substantially similar policies and restrictions as the Fund, commonly known as a
"master fund" in the section entitled "Investments" in the prospectus, and "The Fund's Investment Objective and Policies," in the Statement of Additional Information. This disclosure is substantially the same as that contained in the current prospectus and Statement of Additional Information of the Institutional International Equity Portfolio, dated May 1, 1997. Another difference is a revision of the Fund's investment restrictions in the Statement of Additional Information. The revision is being made to conform to the restrictions proposed to be approved by shareholders of all other open-end funds advised by Scudder. Disclosure regarding the master/feeder fund structure and revised investment restrictions was contained in each open-end Scudder Fund's proxy statement submitted to and reviewed by the Staff in connection with the proposed change in control of Scudder.

     If you have any questions on the above, please do not hesitate to call me at (617) 295-2567.


Sincerely,

/s/Thomas F. McDonough
Thomas F. McDonough
Secretary